333 North Central Avenue ▪ Phoenix, AZ 85004	Financial Contacts:		Media Contact:
	Kathleen L. Quirk (602) 366-8016	David P. Joint (504) 582-4203	Eric E. Kinneberg (602) 366-7994

Freeport- McMoRan Copper & Gold Inc. Declares
$1.00 per Share Supplemental Common Stock Dividend and
Two-for-one Stock Split

PHOENIX, AZ, December 9, 2010 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that its Board of Directors has declared a supplemental common stock dividend of $1.00 per share to be paid on December 30, 2010 to shareholders of record as of December 20, 2010.  The supplemental dividend to be paid in December represents an addition to FCX’s regular quarterly common stock dividend.  In October 2010, FCX’s Board of Directors announced that it has authorized an increase in its annual common stock dividend from $1.20 per share to $2.00 per share.

The declaration and payment of dividends is at the discretion of the Board and will depend on the company's financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.  Based on approximately 471 million common shares currently outstanding, the December 30, 2010 supplemental dividend payment will approximate $471 million.

FCX also announced today that its Board of Directors has declared a two-for-one split of its common stock.  The split will be effected in the form of a stock dividend payable on February 1, 2011 to shareholders of record on January 15, 2011.  Shareholders will receive one additional share of common stock for each share of common stock held on the record date.  The additional shares will be issued to shareholders on February 1, 2011.  As a result of the stock split, the number of outstanding shares of common stock will increase to approximately 942 million from approximately 471 million.

The regular quarterly cash dividend of $0.50 per share is expected to be paid on February 1, 2011 on pre-split shares.  FCX will begin trading on the NYSE on a split adjusted basis on February 2, 2011.  After taking the stock split into account, the regular cash dividend is expected to be $1.00 per share per annum, payable quarterly at a rate of $0.25 per share, after the February 1, 2011 regular dividend and stock dividend.

James R. Moffett, Chairman of the Board and Richard C. Adkerson, President and Chief Executive Officer of FCX, said, “The authorization of this supplemental dividend reflects the strong current cash position and significant cash flows being generated by our global operations.  The Board’s decision to split the stock reflects the strong share price performance of our shares and positive outlook for our business.  Our financial strength combined with the positive market environment and outlook will enable us to continue to invest aggressively in our attractive portfolio of growth projects and enable us to grow our assets while providing strong returns to shareholders.”

FCX is a leading international mining company with headquarters in Phoenix, Arizona.  FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum.  FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum.

The company’s portfolio of assets includes the Grasberg mining complex, the world’s largest copper and gold mine in terms of recoverable reserves, significant mining operations in the Americas, including the large scale Morenci and Safford minerals districts in North America and the Cerro Verde and El Abra operations in South America, and the Tenke Fungurume minerals district in the Democratic Republic of Congo.  Additional information about FCX is available on FCX’s web site at www.fcx.com.

Cautionary Statement.  This press release contains forward-looking statements in which we discuss factors we believe may affect our potential future performance.  Forward-looking statements are all statements other than historical facts, such as statements regarding timing of dividend payments.  The declaration and payment of dividends is at the discretion of the Company's Board of Directors and will depend on the Company's financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.  Additionally, important factors that might cause future results to differ from these projections include mine sequencing, production rates, industry risks, commodity prices, political risks, weather-related risks, labor relations, currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

# # #